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                                                                    Exhibit 10.1

                                   SUBLEASE


Dated Effective:  August  ____, 1999

Between:          PG&E GAS TRANSMISSION, NORTHWEST CORPORATION,
                  a California corporation          ("Sublessor")

And:              ENRON COMMUNICATIONS, INC.,
                  an Oregon corporation             ("Sublessee")

                                   RECITALS

     A. GIC Development 94-I, L.L.C., an Oregon limited liability company, as "Lessor," and Pacific Gas Transmission Company, a California corporation, as "Lessee," entered into a written lease dated April 15, 1994, wherein Lessor leased to Lessee the real property located at 2100 SW River Parkway in Portland, Oregon, and legally described as Parcel 1 of Partition Plat No. 1994-55, in the City of Portland, County of Multnomah and State of Oregon ("Master Premises").

     B. In 1996, Lessor and Lessee amended the lease by that certain First Amendment To Lease Agreement dated effective as of April 15, 1994. The lease and amendments thereto are herein collectively referred to as the "Master Lease" and are attached hereto as Exhibit A.
                       ---------

     C. Lessee subsequently changed its name to PG&E Gas Transmission, Northwest Corporation ("Sublessor").

                                   AGREEMENT

     Therefore, in consideration of the Premises, the parties agree as follows:

     1.  Recitals. The above Recitals are true and correct and incorporated
         --------
herein by this reference.

     2.  Premises.
         --------

         2.1 Demise. Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master
Premises: a portion of the first and the entire sixth, seventh, and eighth floors (herein referred to as the "Premises") of the building ("Building") located on the Master Premises. The Premises consist of approximately 12,041 rentable square feet (10,375 usable square feet) of floor area located on the first floor of the Building (the "First Floor Space"), approximately 15,921 rentable square feet (14,373 usable square feet) of floor area located on the sixth floor of the Building (the "Sixth Floor Space"), approximately 15,766 rentable square feet (14,227 usable square feet) of floor area located on the seventh floor of the Building (the "Seventh Floor Space"), and approximately 15,681 rentable square feet (14,147 usable square feet) of floor area located on the eighth floor of the Building (the "Eighth Floor Space"). The First Floor Space consists of Suites A, B, C and D. Suite A consists of approximately 5,055 rentable square feet of floor area. Suite B consists of approximately 1,907 rentable square feet of floor area. Suite C consists of approximately 1,524 rentable square feet of floor area. Suite D consists of approximately 3,555 rentable square feet of floor area. The locations of the various portions of the Premises are shown on the Exhibit B, which is incorporated in this Sublease
                              ---------
by this reference. The total area of the Premises amounts to approximately 59,409 rentable square feet (53,122 usable square feet) of floor area in the Building. The parties agree that the square footage amounts set forth in this Sublease are final and binding upon them and that no recalculation or re-measurement of the Premises or Master Premises shall affect the Rent (defined in Section 7), Sublessee's Percentage (defined in Section 7.3.2) or any other figure determined herein with reference to square footage.

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          2.2  AS IS.  By taking possession of the Premises, Sublessee acknowledges that it has inspected the Premises and accepts them as being in the condition in which Sublessor is obligated to deliver them and otherwise in good working order, condition and repair, "AS IS" and "WITH ALL FAULTS." Sublessor shall have no obligation to alter, remove, improve, repair, decorate, or paint the Premises or any part thereof, except that: (a) Sublessor shall clean the Premises prior to and immediately following Sublessee's occupation of the Premises; and (b) Sublessor shall install a temporary demising wall at a location to be determined by Sublessor in the internal stairway which connects the Seventh Floor Space to the Eighth Floor Space, such wall to be removed at Sublessor's expense prior to the Sixth & Seventh Floor Commencement Date (defined in Section 5.1). Sublessee acknowledges that the Premises will not include the following fixtures which Sublessor intends to remove prior to the Commencement Date applicable to the portion of the Premises where such items are located: the supplemental HVAC unit and fire suppression system in the gas control room on the seventh floor of the Building, as well as the security card readers on the sixth, seventh and eighth floors of the Building.

          2.3 No Warranties. Sublessee acknowledges that Sublessor has not made and will not make any warranties to Sublessee with respect to the quality of construction of any leasehold improvements or tenant finish within the Premises or as to the condition of the Premises, either express or implied, and that Sublessor expressly disclaims any implied warranty that the Premises are or will be suitable for Sublessee's intended commercial purposes. Sublessee's obligation to pay rentals under this Sublease is not dependent upon the condition of the Premises or the Building or the performance by Lessor of its obligations under the Master Lease, and Sublessee will continue to pay the rentals due hereunder without abatement, setoff or deduction notwithstanding any breach by Sublessor of its duties or obligations hereunder, or by Lessor of its duties or obligations under the Master Lease, whether express or implied, subject to the abatement of Rent provisions set forth in Section 9.10. Any dispute between Sublessee and Sublessor as to whether the latter has breached its obligations under this Sublease with respect to the condition of the Premises shall be resolved by arbitration as set forth in Section 12.3, except that one arbitrator shall determine the matter if the damages alleged are less than $100,000, and three arbitrators shall determine the matter if the damages alleged are greater than $100,000. Sublessor shall pay Sublessee any such arbitration award within thirty days of the award, and if Sublessor fails to do so then Sublessee may recoup such award against the rentals due hereunder or exercise any of its other rights and remedies for a Sublessor default.

     3.   First Floor Expansion Rights.
          ----------------------------

          3.1 First Right Space. Sublessee shall have the right of first refusal throughout the term of this Sublease with respect to the entire balance of usable space on the first floor of the Building (the "First Right Space").
In the event that Sublessor has received a letter of intent from a third party to sublease all or any portion of the First Right Space, Sublessor shall give to Sublessee written notice of the same. Sublessee shall have the right, within five (5) business days of receipt of such notice, to elect to lease such portion of the First Right Space on the same terms and conditions as contained in the letter of intent, and to the extent the letter of intent is silent, the terms and conditions of this Sublease (the "First Right Terms"). Sublessee's election shall be exercised by written notice to Sublessor given prior to the expiration of such five (5) day period. In the event that Sublessee gives such notice to Sublessor, Sublessor and Sublessee shall enter into a modification of this Sublease reflecting the inclusion of the First Right Space as part of the Premises upon the First Right Terms, and the Term of this Sublease, whether the original Term or an Extension Term, shall be extended (but not reduced, if applicable) to expire three (3) years from the commencement date of the First Right Space. Rent shall commence with respect to the First Right Space, and Sublessee's proportional share of the Operating Expenses shall be adjusted, upon the date specified in the notice as the commencement of the subleasing of the First Right Space.

          3.2 Lapse. In the event the Sublessee does not elect to sublease the First Right Space within the time period required, then Sublessor shall be free to sublease the First Right Space to the third party on terms and conditions at least as favorable to Sublessor as the First Right Terms. In the event that Sublessor does not subsequently sublease the First Right Space to the third party on such

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terms, or discontinues negotiations with such third party within 90 days, then the First Right Space shall again become subject to the right of first refusal set forth herein.

          3.3 Default. The right of first offer set forth herein shall only apply so long as Sublessee is not then in default under this Sublease. In the event this Sublease is terminated for any reason, the rights granted to Sublessee in this paragraph shall also terminate at the same time. In the event Sublessee exercises the right of first offer provided herein and subsequently becomes in default prior to Sublessee's occupancy of the First Right Space, Sublessor may elect, by written notice to Sublessee, to terminate Sublessee's prior election to exercise its right of first offer, in which event Sublessee shall have no rights with respect to the First Right Space. The right of first offer is personal to the Sublessee named herein (or an Affiliate, as defined in Section 11.1), and shall only exist so long as the Sublessee named herein (or an Affiliate) is in actual occupancy of the entire Premises.

          3.4 Lessor's Consent. The parties acknowledge that any expansion of the Premises under this Sublease shall be subject to Lessor's Consent as set forth in the Master Lease.

     4.   Fourth and Fifth Floor Expansion Rights.
          ---------------------------------------

          4.1 Expansion Space. Sublessee shall have the option to sublease the additional space on the fourth (4/th/) and fifth (5/th/) floors of the Building, consisting of approximately 15,777 rentable square feet (14,237 usable square feet) on each floor for a total of approximately 31,554 rentable square feet (28,474 usable square feet) (the "Expansion Space"), such option to be exercised by written notice from Sublessee to Sublessor. Such notice from Sublessee to Sublessor shall specify the date upon which Sublessee desires to commence occupancy of the Expansion Space, which date shall be no less than twelve (12) months nor more than eighteen (18) months following the date that the notice is given. Upon the desired commencement date, the Expansion Space shall become a part of the Premises for the balance of the term of this Sublease, including any Extension Term, upon the same terms and conditions set forth herein except that:
(1) there shall be no further right to expand the Premises (except, to the extent not previously exercised, the rights with respect to the "First Right Space" described above); (2) there shall be no Rent-free period of occupancy;
(3) the annual Rent rate per rentable square foot for the Expansion Space shall be ninety-five percent (95%) of the fair market rent rate; and (4) the Term of this Sublease, whether the original Term or an Extension Term, shall be extended (but not reduced, if applicable) to expire five (5) years from the commencement date of the Expansion Space.

          4.2 Fair Market Rent Rate. The phrase "fair market rent rate" means the rental rate (as of the date of expansion or extension commencement, as the case may be) that a willing tenant would pay and a willing landlord would accept in arm's length, bona fide negotiations for a lease expansion or extension (as the case may be) of the space for which the fair market rent rate is being determined, to be executed at the time of determination and to commence on the commencement of Sublessee's expansion or extension of that space under this Sublease, based upon other lease transactions made in the Building and other comparable class "A" office buildings in the Portland, Oregon central business district ("Class A"), taking into consideration all relevant terms and conditions of any comparable leasing transactions, including, without limitation: (i) location, quality and age of the building; (ii) use and size of the space in question; (iii) location and/or floor level within the building;
(iv) extent of leasehold improvement allowances; (v) the amount of any abatement of rental or other charges; (vi) parking charges or inclusion of same in rental;
(vii) lease takeovers/assumptions; (viii) club memberships; (ix) relocation allowances; (x) refurbishment and repainting allowances; (xi) any and all other concessions or inducements; (xii) extent of services provided or to be provided;
(xiii) distinction between "gross" and "net" lease; (xiv) base year or dollar amount for escalation purposes (both operating costs and ad valorem/real estate taxes); (xv) any other adjustments (including by way of indexes) to base rental;
(xvi) credit standing and financial stature of the tenant; and (xvii) length of term. If the parties cannot agree on the fair market rent rate, the matter shall be submitted to final and binding arbitration as set forth in Section 12.3, except that one arbitrator shall determine the rate if the difference between the parties' assertions of fair market rent is less than $1.00 per rentable square foot per year, and three arbitrators shall determine the rate if the difference is greater than $1.00.

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          4.3  Adjustments.  Rent shall commence with respect to the Expansion
Space, and Sublessee's proportional share of the Operating Expenses shall be adjusted, upon the date specified in the notice as the commencement of the subleasing of the Expansion Space.

          4.4 Default. The expansion rights granted herein may only be exercised if Sublessee is not in default hereunder. In the event this Sublease is terminated for any reason, the rights granted to Sublessee in this paragraph shall also terminate at the same time. In the event Sublessee exercises the right to expand as provided herein and subsequently becomes in default prior to taking occupancy of the Expansion Space, Sublessor may elect, by written notice to Sublessee, to terminate Sublessee's prior exercise of its right to expand, in which event Sublessee shall have no rights with respect to the Expansion Space. This right to expand is personal to the Sublessee named herein (or an Affiliate) and may only be exercised in the event the Sublessee named herein (or an Affiliate) is in actual occupancy of the Premises at the time the expansion notice is given.

     5.   Term.
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          5.1  Commencement and Expiration Dates.  The Term of this Sublease with reference to the Eighth Floor Space shall commence on August 1, 1999 (the "Eighth Floor Commencement Date"). The Term of this Sublease with reference to the Sixth Floor Space and Seventh Floor Space shall commence upon the date that Sublessor delivers the Sixth Floor Space and Seventh Floor Space to Sublessee, which shall be no later than November 1, 1999 (the "Sixth & Seventh Floor Commencement Date"). The Term of this Sublease with reference to each of Suites A, B, C and D in the First Floor Space shall commence as soon as Sublessor makes such Suites available to Sublessee, but in no event later than: November 1, 1999, with respect to Suite A; February 1, 2000, with respect to Suite B; January 1, 2000, with respect to Suite C; and October 11, 1999, with respect to Suite D (the "First Floor Commencement Dates"). The First Floor Commencement Dates, the Eighth Floor Commencement Date and the Sixth & Seventh Floor Commencement Date are collectively referred to herein as the "Commencement Dates." The Term of this Sublease with respect to the entire Premises shall expire seventy-two (72) months after the Sixth & Seventh Floor Commencement Date ("Expiration Date"), unless sooner terminated in accordance with the provisions of this Sublease. When the Commencement Dates have been determined, Sublessor and Sublessee shall execute an addendum to this Sublease setting forth the actual Commencement Dates and Expiration Date.

          5.2 Possession. Possession of the Premises ("Possession") shall be delivered to Sublessee on the applicable Commencement Dates. If for any reason Sublessor does not deliver Possession to Sublessee on the applicable Commencement Date for a particular space, Sublessor shall not be subject to any liability for such failure, the Expiration Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but the Rent for such space shall abate until the date which is an equal number of days after the Possession Date for such space as the number of days from the scheduled Commencement Date for such space until the actual Possession Date for such space in order to give Sublessee one day of rent free occupancy of such space for each day of Sublessor's delay in the delivery of possession of such space. Such Rent abatement shall apply, however, only if such delay is due to reasons within the reasonable control of Sublessor. Any delay beyond the reasonable control of Sublessor shall be deemed excused and not subject to any such Rent abatement. If, however, Sublessor has not delivered Possession of any portion of the Premises to Sublessee within sixty (60) days after the applicable Commencement Date for any reason whatsoever, then at any time thereafter and before delivery of such Possession, Sublessee may give written notice to Sublessor of Sublessee's intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession of such portion to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession of such portion to Sublessee on or before such effective date, this Sublease shall be canceled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

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          5.3  Early Possession.  If Sublessor permits Sublessee to take
Possession of any portion of the Premises prior to the commencement of the Term, such early Possession shall not advance the Expiration Date and shall be subject to the provisions of this Sublease, including without limitation the payment of Rent.

          5.4 Holding Over With Consent. Any holding over after the expiration of the term of this Sublease with the written consent of Sublessor shall be a tenancy from month to month. The terms, covenants and conditions of such tenancy shall be the same as provided herein. Acceptance by Sublessor of Rent after such expiration shall not result in any other tenancy or any renewal of the term of this Sublease, and the provisions of this Section are in addition to and do not affect Sublessor's right of re-entry or other rights provided under this Sublease or by applicable law.

          5.5 Holding Over Without Consent. If Sublessee shall retain possession of the Premises or any part thereof without Sublessor's consent following the expiration or sooner termination of this Sublease for any reason, then Sublessee shall pay to Sublessor for each day of such retention one hundred fifty percent (150%) of the amount of the daily Rent for the last period prior to the date of such expiration or termination, subject to adjustment as provided in Section 7. Sublessee shall also indemnify and hold Sublessor harmless from Sublessor's actual damages resulting from delay by Sublessee in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Alternatively, if Sublessor gives notice to Sublessee of Sublessor's election thereof, such holding over shall constitute renewal of this Sublease for a period from month to month. Acceptance of Rent by Sublessor following expiration or termination shall not constitute a renewal of this Sublease, and nothing contained in this Section shall waive Sublessor's right of re-entry or any other right. Unless Sublessor exercises the option hereby given to it, Sublessee shall be only a tenant at sufferance, whether or not Sublessor accepts any Rent from Sublessee while Sublessee is holding over without Sublessor's written consent.

     6.   Term Extension.
          --------------

          6.1 Extension Terms. Sublessee shall have the right to extend the term of this Sublease for up to two additional consecutive periods, the first of four (4) years (the "First Extension Term"), and the second of five (5) years (the "Second Extension Term, and, collectively with the First Extension Term, the "Extension Terms"), such rights to be exercised by written notice from Sublessee to Sublessor given not more than three hundred sixty-five (365) days nor less than one hundred eighty (180) days prior to the Expiration Date (as extended, if applicable). These extension rights may only be exercised if Sublessee is not then in default hereunder. In the event this Sublease is terminated for any reason, the rights granted to Sublessee in this paragraph shall also terminate at the same time. In the event Sublessee exercises the right to extend the term of this Sublease as provided herein and subsequently becomes in default prior to the commencement of the applicable Extension Term, Sublessor may elect, by written notice to Sublessee, to terminate Sublessee's prior election to exercise its right to extend the term hereof, in which event Sublessee shall have no rights with respect to the Extension Term(s). These rights to extend the term of this Sublease are personal to the Sublessee named herein (or an Affiliate) and may only be exercised in the event the Sublessee named herein (or an Affiliate) is in actual occupancy of the Premises at the time the applicable extension notice is given.

     6.2 Terms and Conditions. The subleasing of the Premises during the Extension Terms shall be upon the same terms and conditions as are contained herein with respect to the initial term, except that: (1) there shall be no further right to extend the term hereof; (2) there shall be no Rent-free period of occupancy; (3) the annual Base Rent rate per rentable square foot during the First Extension Term shall be Twenty-six and 50/100 Dollars ($26.50); and (4) the annual Base Rent rate per rentable square foot during the Second Extension Term shall be the fair market rent rate. The phrase "fair market rent rate" shall have the meaning set forth in Subsection 4.2.

     7.   Rent.  Sublessee shall pay all Base Rent and Additional Rent ("Rent")
          ----
to Sublessor without deduction, setoff, notice, or demand, in advance on the first day of each month, at 2100 SW River

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Parkway, Portland, Oregon 97201, or at such other place as Sublessor shall designate from time to time by notice to Sublessee.

          7.1 Base Rent. Sublessee shall not be obligated to pay Sublessor any Rent with respect to each portion of the Premises until the applicable "Rent Commencement Date" as such term is defined as follows. With respect to Suites A and B on the first floor and the sixth, seventh and eighth floors, the Rent Commencement Date shall be the date which is ninety (90) days after the respective Term Commencement Date. With respect to Suites C and D on the first floor, the Rent Commencement Date shall be the date which is one hundred eighty
(180) days after the respective Term Commencement Date. From the first Rent Commencement Date to occur Tenant shall pay Rent for the applicable portion of the Premises at an annual Base Rent rate of $23.25 per rentable square foot. From the date when the last Rent Commencement Date set forth herein has occurred through the sixtieth (60th) month of the Term, Sublessee shall pay "Base Rent" in the sum of One Hundred Fifteen Thousand, One Hundred Four and 94/100 Dollars ($115,104.94) per month, based on an annual Base Rent rate of $23.25 per rentable square foot. During the last twelve (12) months of the Term, Sublessee shall pay "Base Rent" in the sum of One Hundred Thirty One Thousand, One Hundred Ninety-four and 88/100 Dollars ($131,194.88) per month, based on an annual Base Rent rate of $26.50 per rentable square foot. Sublessee shall pay to Sublessor upon execution of this Sublease the sum of One Hundred Fifteen Thousand, One Hundred Four and 94/100 Dollars ($115,104.94) as an advance payment of Base Rent. If the Term begins or ends on a day other than the first or last day of a month, the Rent for the partial month shall be prorated on a per diem basis.

          7.2  Operating Expenses and Taxes.

               7.2.1  Operating Expenses. For the purposes of this Sublease, the
                      ------------------
term "Operating Expenses" shall mean all expenses paid or incurred by Sublessor (or on Sublessor's behalf) as reasonably determined by Sublessor to be necessary or appropriate for the efficient operation, maintenance and repair of the Master Premises and/or Building, including the Common Areas of the Building, including without limitation: (i) salaries, wages, medical, surgical, union and general welfare benefits (including, without limitation, group life insurance) and pension payments of employees of Sublessor to the extent such employees are engaged in the repair, operation and maintenance of the Master Premises and/or Building; (ii) payroll taxes, workers' compensation insurance, uniforms and related expenses for such employees to the extent such employees are engaged in the repair, operation and maintenance of the Master Premises and/or Building;
(iii) the cost of all charges for gas, steam, electricity, heat, ventilation, air-conditioning, water and other utilities furnished to the Building, together with any taxes on such utilities; (iv) the cost of painting of public areas; (v) the cost of all charges of insurance, including but not limited to all risk property insurance with rent loss coverage, liability and fidelity insurance, with regard to the Master Premises and/or Building and the maintenance and/or operation thereof; (vi) the cost or rental of all supplies, including without limitation, cleaning supplies, light bulbs, tubes and ballasts, materials and equipment, and sales and other taxes thereon; (vii) the cost of hand tools and other movable equipment used in the repair, maintenance or operation of the Building amortized over the useful life of such hand tools and movable equipment (determined in accordance with Generally Accepted Accounting Principles); (viii) the cost of all charges for window and other cleaning and janitorial and security services; (ix) charges of independent contractors performing repairs or services to the Master Premises and/or Building; (x) non-capital repairs; (xi) remodeling of the public and Common Areas of the Building including, without limitation, repainting, replacement and repair of furnishings, fixtures, accessories, carpeting or other floor covering, wall and window coverings in the public and Common Areas, the cost of which shall be amortized (with interest at the rate of nine percent [9%] on the unamortized balance) over the useful life of the improvements determined in accordance With Generally Accepted Accounting Principles; (xii) alterations and improvements to the Building made by reason of the laws and requirements of any public authorities or the requirements of insurance bodies; (xiii) management fees paid to a third party, or, if no managing agent is employed by Sublessor, Sublessor shall be entitled to charge a management fee which is not in excess of One Dollar ($1.00) per rentable square foot per year during the initial term of this Sublease (which fee shall be adjusted by the same percentage as any adjustment to the Base Rent rate during the Extension Terms), and such fee shall be included in the Operating Expenses;
(xiv) the cost of any capital improvements or repairs to the

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Building and/or of any machinery or equipment installed in the Building amortized (with interest at the rate of nine percent [9%] on the unamortized balance) over the useful life of the improvement, machinery and/or equipment as reasonably estimated by Sublessor, which is made or becomes operational, as the case may be, after the completion of the construction of the Building and which have a reasonable probability of reducing the expenses which otherwise would be included in Operating Expenses; (xv) reasonable legal, accounting and other professional fees incurred in connection with operation, maintenance and management of the Master Premises and/or Building; (xvi) the cost of providing elevator service; (xvii) the cost of landscape and parking area maintenance and repair to the Master Premises and/or Building; (xviii) Taxes as defined in
Section 7.2.3; and (xix) all other charges properly allocable to the operation, repair and maintenance of the Building in accordance with Generally Accepted Accounting Principles.

               7.2.2  Exclusions From Operating Expenses. To the extent the
                      ----------------------------------
operating expenses of the Master Premises include any of the items described in Exhibit C attached hereto, such expenses shall not be included in the
---------
calculation of the Operating Expenses.

               7.2.3  Taxes.  The term "Taxes" shall include (i) all real
                      -----
property taxes and assessments and personal property taxes, charges, rates, duties and assessments rated, levied or imposed by any governmental authority with respect to the Master Premises, the Building and any improvements, fixtures and equipment located therein or thereon, and with respect to all other property of Sublessor, real or personal, located in or on the Master Premises or the Building and used in connection with the operation of the Building; (ii) any tax in lieu of a real property tax; (iii) any tax or excise levied or assessed by any governmental authority on the rentals payable under this Sublease or rentals accruing from the use of the Master Premises or the Building, provided that this shall not include federal or state, corporate or personal income taxes; and (iv) any tax or excise imposed or assessed against Sublessor which is measured or based in whole or in part on the capital employed by Sublessor to improve the Master Premises and construct the Building. If Sublessor receives a refund of Taxes then Sublessor shall credit such refund, net of any professional fees and costs incurred by Sublessor to obtain the same, against the Taxes for the Operating Year to which the refund is applicable or the current Operating Year, at Sublessor's option. The amount of the Taxes for the Base Year shall reflect any refund resulting from any appeal, protest, or other action by Sublessor contesting the amount claimed by the governmental authorities (net of any professional fees and costs incurred by Sublessor to obtain such refund) and any statements by Sublessor as to the amount of Base Year Taxes shall be tentative until any such contest is completed.

          7.3  Payment of Operating Expenses and Taxes.

               7.3.1  Operating Year. As used in this Sublease, the term
                      --------------
"Operating Year" shall mean each calendar year of the Term of this Sublease and in the event this Sublease begins or ends on any date other than the first day of the calendar year, the calculations, costs and payments referred to herein shall be prorated on the basis of a three hundred sixty (360) day year, with twelve (12) months of thirty (30) days each.

               7.3.2  Sublessee's Pro Rata Share.  Beginning January 1, 2001,
                      --------------------------
Sublessee shall pay, as Additional Rent, its pro rata share of the increase in Operating Expenses of the Building, if any, over the Operating Expenses for the Base Year. The Base Year shall be the year 2000. Sublessee's pro rata share of the increase in Operating Expenses of the Building for each Operating Year shall be calculated as follows: the Operating Expenses for each Operating Year less the Operating Expenses for the Base Year shall be multiplied by Sublessee's Percentage (initially 64.20%, subject to adjustment as provided herein). If in any Operating Year Sublessee occupies the Premises for less than the full Operating Year, then the product from the foregoing multiplication shall be multiplied by the percentage of the Operating Year in which Sublessee occupied the Premises. "Sublessee's Percentage" shall mean a percentage, the numerator of which is the number of rentable square feet of the leased Premises and the denominator of which is the total number of rentable square feet of the Building, whether or not such space is actually rented. The Sublessee's Percentage (as specified above, and adjusted as provided herein) shall be changed from time to time to reflect any change in the total rentable

7 - SUBLEASE
square footage in the Building or changes in the size of the Premises. Except for the size of the original Premises set forth above in this Sublease which is a final determination between the parties, all calculations of rentable area for the balance of the building shall be on the basis set forth in the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996) (the "BOMA Standard"). During the periods when the Building is not fully occupied, Sublessor shall reasonably adjust Operating Expenses to reflect the costs that would normally have been incurred had the Building been fully occupied for the entire period and the Building had been fully assessed for property tax purposes. The Building shall be considered fully occupied when occupancy reaches ninety-five percent (95%). If during any Operating Year the tenant of any space in the Building performs work or services therein pursuant to a written agreement between Sublessor and such tenant in lieu of having Sublessor perform the same and the cost thereof would have been included in Sublessor's Operating Expenses, then in any such event(s), at Sublessor's option, the Operating Expenses for such Operating Year shall be adjusted to reflect the Operating Expenses that would have been incurred if Sublessor had performed such work or services, as the case may be. If the total rentable area of the Building changes, Sublessor shall recalculate a revised Sublessee's Percentage reflecting the change in the manner set forth in the BOMA Standard.

               7.3.3  Written Statement of Estimate. Not more than forty-five
                      -----------------------------
(45) days prior to the commencement of each Operating Year during the Term of this Sublease after the year 2000, Sublessor shall furnish Sublessee with a written statement setting forth Sublessee's pro rata share of the estimated increase in Operating Expenses and Taxes for the next Operating Year. Sublessee shall pay to Sublessor as Additional Rent commencing on January 1 of the Operating Year, and thereafter on the first day of each calendar month, an amount equal to one-twelfth of the amount of Sublessee's pro rata share as shown in Sublessor's written statement. In the event Sublessor delivers the written statement late, Sublessee shall continue to pay to Sublessor an amount equal to one-twelfth of Sublessee's pro rata share of the estimated Operating Expenses for the immediately preceding Operating Year until Sublessor does furnish the written statement, at which time Sublessee shall pay the amount of any excess of the Sublessee's pro rata share for the expired portion of the current Operating Year over the Sublessee's actual payments during such time and any excess payments by Sublessee shall be credited to the next due payment of Rent from Sublessee. The late delivery of any written statement by Sublessor shall not constitute a waiver of Sublessee's obligation to pay its pro rata share of Operating Expenses nor subject the Sublessor to any liability, but Sublessor shall use reasonable efforts to deliver such written statements of estimated increase in Operating Expenses as soon as reasonably possible after the commencement of each Operating Year.

               7.3.4  Final Written Statement. Within ninety (90) days after the
                      -----------------------
close of each Operating Year during the Term of this Sublease after the year 2000, Sublessor shall deliver to Sublessee a written statement (the "Operating Statement") setting forth Sublessee's actual pro rata share of the increase in Operating Expenses for the preceding Operating Year. In the event Sublessee's pro rata share of the actual increase in Operating Expenses is in excess of the Sublessee's pro rata estimated increase in Operating Expenses, Sublessee shall pay the amount of such excess to Sublessor as Additional Rent within thirty (30) days after receipt of such statement by Sublessee. In the event Sublessee's pro rata share of the actual increase in Operating Expenses is less than the Sublessee's pro rata share of the estimated increase in Operating Expenses actually paid by Sublessee then the amount of the excess overpayment shall be paid by Sublessor to Sublessee within thirty (30) days following the date of such statement or Sublessor may elect to apply the overpayment to Sublessee's next Rent payment, reimbursing only the excess over such next payment, if any. The late delivery of any written statement by Sublessor shall not constitute a waiver of Sublessee's obligation to pay its pro rata share of Operating Expenses, but Sublessor shall use reasonable efforts to deliver such written statements as soon as reasonably possible after the commencement of each Operating Year.

               7.3.5  Sublessee Audit. The Operating Statement referred to
                      ---------------
herein need not be audited but shall contain sufficient detail to enable Sublessee to verify the calculation of its pro rata share. In addition, Sublessee, upon at least five days advance written notice to Sublessor and during business hours, may audit the Operating Statement, provided however, that Sublessee shall only be entitled to such an audit once in each Operating Year, and the audit shall not be conducted by anyone

8 - SUBLEASE
who is engaged on a contingent fee basis to represent Sublessee or who is a competitor of Sublessor in the energy industry. Property managers shall be deemed competitors of Sublessor. The person conducting the audit on behalf of Sublessee shall enter into a confidentiality agreement satisfactory to Sublessor. In the event the audit fails to discover a valid overcharge in excess of 5% of the Operating Expense payments during the Operating Year covered by the audit, Sublessee shall reimburse Sublessor for the costs incurred by Sublessor due to the audit. In the event the audit reveals an overcharge in excess of 5% of the Operating Expense payments during the Operating Year covered by the audit, Sublessor shall reimburse Sublessee for the costs incurred by Sublessee to perform the audit.

               7.3.6  Disputes.  Each such Operating Statement given by
                      --------
Sublessor pursuant to this Section shall be conclusive and binding upon Sublessee unless within one hundred eighty (180) days after the receipt of such Operating Statement Sublessee shall notify Sublessor that it disputes the correctness of the Operating Statement, specifying the particular respects in which the Operating Statement is claimed to be incorrect. If such disputes shall not have been settled by agreement, either party, within thirty (30) days after receipt of such Statement, may pursue its available legal remedies, but Sublessee hereby agrees that a dispute over the Operating Statement or any error by Sublessor in interpreting or applying this Section or in calculating the amounts in the Operating Statement shall not be a breach of this Sublease by Sublessor, and even if any legal proceeding over the Operating Statement is resolved against Sublessor this Sublease shall remain in full force and effect and Sublessor shall not be liable for any consequential damages, and pending the determination of such dispute, Sublessee, within ten (10) days of receipt of such Operating Statement, shall pay Additional Rent in accordance with the Operating Statement, without prejudice to Sublessee's position. If the dispute shall be determined in Sublessee's favor, Sublessor shall forthwith pay to Sublessee the amount of Sublessee's overpayment of rents resulting from compliance with the Operating Statement.

               7.3.7  Payment.  If an Operating Year ends after the expiration
                      -------
or termination of this Sublease, the Additional Rent in respect thereof payable under this Section shall be paid by Sublessee within thirty (30) days of its receipt of the Operating Statement for such Operating Year.

               7.3.8  No Reduction in Amount of Base Rent. Nothing in this
                      -----------------------------------
Sublease shall be construed to mean the Base Rent amount specified in the Basic Lease Information shall be reduced due to any decrease in Operating Expenses, it being intended that the amount of the Base Rent remain fixed throughout the Term of this Sublease.

     8.   Use, Maintenance and Repair of Premises. The Premises shall be used
          ---------------------------------------
and occupied only for general office purposes typical of Class A buildings and telecommunications operations consistent therewith, and for no other use or purpose. Sublessee shall not use or alter the Premises in any manner which would jeopardize Sublessor's eligibility for the tax credits described in Section 4.2 of the Master Lease. Sublessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor use or allow the Premises to be used for any unlawful purpose, nor shall Sublessee cause or maintain or permit any nuisance in, on, or about the Premises. Sublessee shall, at all times during the term hereof at Sublessee's sole cost and expense, keep the following items in good order, condition and repair: (i) floor coverings, (ii) wall coverings, (iii) paint, (iv) casework, (v) ceiling tiles, and (vi) all of Sublessee's Severable Property.

     9.   Building Services.
          -----------------

          9.1 Security. Sublessor and Sublessee agree to cooperate in establishing reasonable security measures for the Building, the cost of which will be included in Operating Expenses. Sublessor shall not unreasonably withhold, condition nor delay its consent to any supplementary security systems Sublessee desires to install in the Premises at its sole cost and expense subject to any consent required from Lessor. Sublessor's property manager shall at all times be provided a pass key or comparable means of access to the Premises except for any fully secure rooms such as vault rooms containing highly valuable or sensitive property. In the event Sublessee installs any such fully secure areas, Sublessor shall have the right in an emergency to use any reasonable means necessary to gain

9 - SUBLEASE
access to such area without being considered in breach of this Lease nor subject to any claim for damages for such entry. Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all third party claims, damages, expense or loss suffered by Sublessor as a result of any supplemental security systems or fully secure areas installed by Sublessee.

          9.2 Vending Room. So long as there is a reasonably sufficient demand for vending machine food service in the Building, Sublessor will provide such service on the first floor in a Common Area room. In the event of any breach of this requirement, Sublessee shall be entitled to an equitable abatement of Rent as compensation.

          9.3 Parking. Throughout the Term of this Sublease, Sublessee shall sublease from Sublessor non-reserved parking spaces in the Building's parking garage and the surface lot, the number of spaces in each lot to equal the Sublessee's Percentage (defined in Section 7.3.2) of the total number of parking spaces in each lot, and shall be subject to the prevailing parking charges charged in the downtown Portland, Oregon area. Upon execution of this Sublease the current rates are $100.00 per month per space located in the Building's parking garage, and $60.00 per month per space located in the surface lot. Sublessee acknowledges that the surface lot is open to the public from 6:00 p.m. to 6:00 a.m. Monday through Friday, and at all hours on weekends and holidays.

          9.4 Maintenance. Sublessor shall maintain the Building, including public and Common Areas of the Building, such as the lobbies, stairs, elevators, corridors and rest rooms, the windows in the Building, the mechanical, plumbing and electrical equipment serving the Building, and the structure itself, in Class A condition, except for damage occasioned by the act of the Sublessee, which damage shall be repaired by Sublessor at Sublessee's expense.

          9.5 Utilities. Provided the Sublessee shall not be in default hereunder, and subject to the provisions elsewhere herein contained and to the rules and regulations of the Building, Sublessor agrees to furnish to the Premises (i) heat and air-conditioning customarily furnished in comparable class A buildings in Portland, Oregon, for the comfortable use and occupation of the Premises from 7:00 A.M. to 6:00 P.M. on weekdays, and 8:00 A.M. to 1:00 P.M. on Saturdays exclusive of legal holidays, (ii) continuous water and electricity service suitable for the intended use of the Premises, (iii) janitorial services after 6:00 P.M. on weekdays exclusive of legal holidays in the manner that such services are customarily furnished in Class A buildings, and (iv) continuous elevator service which shall mean service by unattended automatic elevators. Sublessor shall provide additional or after-hours heating or air-conditioning at Sublessee's request, and Sublessee shall pay to Sublessor a reasonable charge for such services as determined by Sublessor, the initial rate for which shall be $30.00 per hour per floor. Sublessee agrees to keep and cause to be kept closed all window coverings when necessary because of the sun's position, and Sublessee also agrees at all times to cooperate fully with Sublessor and to abide by all the reasonable regulations and requirements which Sublessor may prescribe for the proper functioning and protection of the heating, ventilating, and air-conditioning system. Wherever heat-generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air-conditioning system, Sublessor reserves the right to install supplementary air-conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Sublessee to Sublessor upon demand by Sublessor. Any sums payable under this Section shall be considered Additional Rent and may be added to any installment of Base Rent thereafter becoming due, and Sublessor shall have the same remedies for a default in payment of such sum as for a default in the payment of Base Rent.

          9.6 Excess Usage. If Sublessee uses excessive amounts of non-metered utilities or services of any kind because of operation outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting, or any other cause, Sublessor may impose a reasonable charge for supplying such extra utilities services, which charge shall be payable monthly by Sublessee in conjunction with Rent payments. Sublessor may, at Sublessee's expense, install in the Premises a special meter to measure the amount of water, electric current or other resource consumed for any such other use. In case of dispute over any extra charge under this paragraph, Sublessor and Sublessee shall select a qualified independent engineer whose decision shall be conclusive on both parties. If the parties

10 - SUBLEASE
cannot agree on the engineer the same shall be appointed by the presiding judge of the Multnomah County (Oregon) Circuit Court. The party not prevailing in such dispute shall pay the cost of such engineer's determination.

          9.7 Disclaimer. Sublessor shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, or by reason of
(i) the installation, use or interruption of use of any equipment in connection with the furnishing of the foregoing utilities and services, (ii) failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, any other accidents or other conditions beyond the reasonable control of Sublessor, or by the making of repairs or improvements to the Premises or the Building, or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building. Furthermore, Sublessor shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing energy or other resource consumption. Sublessor shall disclose to Sublessee any prior knowledge of expected interruptions of utilities or services as soon as reasonably practicable.

          9.8 Use of Common Areas and Facilities. All common facilities and areas furnished by Sublessor in or near the Building (the "Common Areas"), including parking areas, lighting facilities, pedestrian sidewalks and ramps, landscaped areas, exterior stairways, rest rooms, showers, shipping/receiving areas, freight elevators, vending room and other areas and improvements for the general use, in common, of tenants, their officers, agents, employees and customers shall at all times be subject to the exclusive control and management of Sublessor. Without limiting the scope of such discretion, Sublessor shall have the full right and authority to employ all personnel and to establish, modify and enforce reasonable rules and regulations necessary for the proper operation and maintenance of Common Areas. Sublessor shall have the right to close all or any portion of the Common Areas to such extent as, in the opinion of Sublessor's legal counsel, may be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person (other than Sublessee or its Affiliate) or the public therein, and to make changes therein or do and perform such other acts in and to said areas and improvements as the Sublessor shall reasonably determine to be advisable; provided, however, that Sublessee's use of or access to the Premises shall not be materially impaired by such acts. Except for Rent abatement and termination rights explicitly provided for elsewhere in this Sublease, any diminution in the Common Areas shall not subject Sublessor to any liability nor shall Sublessee be entitled to any compensation or diminution or abatement of Rent, nor shall such diminution of such areas be deemed constructive or actual eviction.

          9.9 Janitorial. Sublessor shall clean the Premises each weeknight in accordance with the specifications attached hereto as Exhibit D.
                                                      ---------
          9.10 Interruption of Services. In the event that any utilities or services essential to the conduct of business in the Premises ("Essential Services") are interrupted for a period of fifteen (15) days or more and the interruption is due to the fault of Sublessor, Rent shall abate. In the event that Essential Services are interrupted for a period of one hundred twenty (120) days or more, Sublessee shall have the right to terminate this Sublease.

          9.11 Generator, HVAC and Other Utility Infrastructure. Sublessor shall not unreasonably withhold its consent to any Sublessee-requested approval of alterations and improvements including installation of an electrical power generator, uninterruptible electrical power supply, electrical power conditioners or other HVAC or utility infrastructure and all associated ancillary equipment at the Building. Any such installation shall be at Sublessee's sole cost and expense and Sublessee shall be solely responsible for replacement, repairs and maintenance to the equipment and the Building, if Building damage is attributed to such installations. If any such installations are to be in locations outside of the Premises then the Sublessor's approval of such location may be withheld in its sole discretion, provided that if consent is withheld then Sublessor shall provide an alternative location for the equipment which Sublessor reasonably determines suitable. Sublessor may condition its consent for any such

11 - SUBLEASE
installation upon the payment of a fair market rent should the installation involve rentable area in the Building. Sublessee shall not have access to or use of Sublessor's generator.

     10.  Sublessee Improvements.
          ----------------------

          10.1 Construction by Sublessee: Sublessee shall have the right to install, at Sublessee's sole cost and expense, the improvements described in this Section and such other improvements as may be approved by Sublessor, which consent shall not be unreasonably withheld so long as Sublessee obtains Lessor's consent. In connection therewith:

               10.1.1  Sublessor's Approval:  Such work shall not proceed until
                       --------------------
Sublessor's written approval of each of the following items, which approval shall not be unreasonably withheld, conditioned or delayed: (a) Sublessee's contractor; (b) public liability and property damage insurance carried by Sublessee or its contractor; (c) schematic plans and specifications for such work; and (d) detailed construction plans and specifications. All such work shall be done in strict conformity with such final plans and specifications subject to field change orders prepared and approved by Sublessor. As-built plans shall be prepared by Sublessee after the work is fully completed and a copy shall be delivered to Sublessor for its use.

               10.1.2  Permits: All work shall be done in conformity with a
                       -------
valid building permit (obtained at Sublessee's expense) when required, a copy of which shall be furnished to Sublessor before such work is commenced, and in any case, all such work shall be performed in accordance with all applicable governmental regulations at Sublessee's sole expense. Notwithstanding any failure by Sublessor to object to any such work, Sublessor shall have no responsibility for Sublessee's failure to meet all applicable regulations.

               10.1.3  Coordination:  All work by Sublessee or Sublessee's
                       ------------
contractor shall be scheduled through Sublessor. Sublessee or Sublessee's contractor shall arrange for necessary utility, hoisting and elevator service with Sublessor.

               10.1.4  Manner of Entry:  Sublessee's entry to the Premises for
                       ---------------
any purpose, including without limitation, inspection or performance of Sublessee construction by Sublessee's agents, prior to the Commencement Dates specified herein shall be at such times as are reasonably approved by Sublessor and subject to all the terms and conditions of this Sublease except the payment of Rent. Sublessee's entry shall mean entry by Sublessee, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

               10.1.5  Faulty Work: Sublessee shall promptly reimburse
                       -----------
Sublessor upon demand for any extra expense incurred by the Sublessor by reason of faulty work done by Sublessee or its contractors or by reason of any delays caused by such work, or by reason of inadequate cleanup.

          10.2 Fiber Optics.  Sublessee may connect redundant fiber optics to
               ------------
the Building's systems, the plans and specifications for which shall be subject to Sublessor's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sublessee shall have the right (but not the obligation) to market its fiber optics to Sublessor as well as any third party within the Building. Any profits derived from Sublessee's fiber optics shall belong to Sublessee and Sublessor shall not have any claim on such profits.

          10.3 Roof Top Access.

               10.3.1  License: Sublessor hereby grants Sublessee a license to
                       -------
use a portion of the Building roof top area to be agreed upon by Sublessor and Sublessee (the "Equipment Area") for the installation, operation, maintenance, repair and replacement of an antenna (the "Antenna"), satellite dish (the "Dish") and ancillary facilities (collectively, the "Equipment"). The Antenna shall be no greater than three (3) feet tall, and the Dish shall be no greater than three (3) feet in diameter. The

12 - SUBLEASE

     Equipment shall weigh no more than 200 pounds. The term of this license shall be the same as the term of this Sublease and expire upon the expiration or earlier termination of this Sublease.

               10.3.2    Costs: Sublessee shall pay all charges for electricity
                         -----
     and other utilities used or consumed in connection with the installation or operation of the Equipment. Sublessee also shall reimburse Sublessor for all costs Sublessor may incur with regard to the Equipment, including costs for maintenance, repairs, or improvements incurred from time to time and any expenses incurred by Sublessor in reviewing specifications or inspecting the installation of these facilities. Sublessee also shall pay all taxes levied by any jurisdiction with respect to the Equipment and appurtenant facilities.

               10.3.3    Access: Sublessee and its contractors, agents and
                         ------
     subcontractors shall have the right to enter or leave the Equipment Area at reasonable times provided that Sublessee and such parties comply with the security regulations of the Building.

               10.3.4    Interference with other Equipment: Sublessor shall have
                         ---------------------------------
     the to use or allow others to use other space in, on and around the Building for the purpose of transmitting and receiving broadcast radio, television, cable television, one-way and two-way communications, microwave transmissions and other communications. The Equipment shall be installed so as not to interfere with the use or operation of communications equipment previously installed in, on or around the Building by others. Installation of the Equipment shall include a cable connection between the Equipment Area and the Premises. Sublessor shall not be responsible for any interference that may occur with respect to Sublessee's Equipment signal; however, Sublessor agrees to use reasonable efforts to prevent subsequent installations on the Building or property appurtenant to the Building from interfering with Sublessee's use of the Equipment Area ("reasonable efforts" shall not include the expenditure of any sum of money or the institution of litigation). In the event that Sublessee shall desire to change the frequency or frequencies utilized by the Equipment to other frequencies, Sublessee shall request Sublessor's prior written approval of such change on not less than sixty (60) days prior written notice, specifying in such notice the frequency or frequencies that are desired to be used, the date of the proposed change and whether such frequencies will be used for transmission or receiving, provided that Sublessee shall not, without Sublessor's consent, increase the total number of receiving and/or transmitting frequencies above the quantity initially approved by Sublessor. If such desired change in frequencies shall not, in the reasonable judgment of Sublessor, create problems of interference with respect to other communications equipment installed in the vicinity of the Building or which Sublessor intends to install, then Sublessor agrees not to unreasonably withhold its approval of the proposed change.

               10.3.5    Repairs: Except in the event of an emergency, Sublessor
                         -------
     must give its written approval prior to the performance of any repairs or replacement of the Equipment, such approval not to be unreasonably withheld or delayed. All costs of installation, including the cost of electrical equipment, mounting fixtures and engineering studies required by Sublessee hereunder, or which are required to comply with Sublessor's site engineering or aesthetic standards, will be paid by Sublessee. All equipment or other properties attached to or otherwise brought into or onto the Equipment Area other than permanent modifications which Sublessor elects to retain, shall be and remain the personal property of Sublessee.

               10.3.6    Indemnification: Sublessee assumes full responsibility
                         ---------------
     for the installation, engineering and maintenance of all Equipment. Sublessee shall indemnify and hold Sublessor harmless from and against all losses, costs (including reasonable attorneys' fees at trial and on appeal), damages, expenses and liabilities (including statutory liability, liability under workers compensation laws and mechanics liens), in connection with the use, installation or operation of the Equipment or Equipment Area or arising from any acts or negligence of Sublessee, Sublessee's agents, employees, customers, invitees, contractor, and subcontractors, exclusive, however, of any liability arising out of Sublessor's negligence.

               10.3.7    Permits: Sublessee shall, at its expense,
                         -------
     obtain any and all applicable municipal, state and Federal or other permits and/or licenses required for the installation,

13 - SUBLEASE
     operation and maintenance of the Equipment, and Sublessor shall not be responsible for any signal interference or signal straying that may result from Sublessee's use of the Equipment. All costs and risks associated with the installation, operation and maintenance of the Equipment shall be the sole obligation of Sublessee, and Sublessee's inability to secure or retain such permits and/or licenses shall not terminate this Sublease. A copy of each of Sublessee's permits and licenses shall be submitted to Sublessor.

               10.3.8    Screening: Sublessor, at its option, may require
                         ---------
     Sublessee to screen the Equipment from public view by erecting architectural screens around the Equipment Area.

               10.3.9    Relocation: Sublessor, at its expense, may relocate the
                         ----------
     Equipment to other space near the Building at any time and from time to time, provided that Sublessee's use of the Equipment is not materially diminished by such relocation.

               10.3.10   Plan Approval: All plans and specifications pertaining
                         -------------
     to the installation of the Equipment must be approved by Sublessor and all governmental authorities having jurisdiction thereof and shall comply with all restrictive covenants pertaining to the Building.

               10.3.11   Application of Other Provisions: All of the provisions
                         -------------------------------
     of this Sublease other than this Section shall be applicable to the License created by this Section as if the area covered by the License were a part of the Premises, except to the extent that such provisions are in conflict with the provisions of this Section, in which latter event the provisions of this Section shall be deemed to be controlling.

          10.4 Signage and Directory. Sublessee may install an exterior monument sign. If at any time during the term of this Sublease, Sublessee is in actual occupancy of seventy-five percent (75%) or more of the Building, Sublessee shall have the right to install exterior signage on the Building. Any sign(s) shall be located and designed in a manner reasonably satisfactory to both parties and in compliance with all local ordinances and regulations governing the same. Sublessor, at Sublessee's expense and request, shall have Sublessee's name and principal employees included on the Building's directory in the main lobby. Sublessor shall have the right to install an exterior monument sign so long as Sublessor or its affiliate is a tenant in the Building.

      11. Assignment and Subletting.
          -------------------------

          11.1 Consent Required. Upon delivery of written notice to Sublessor, Sublessee may further sublet the Premises or assign this Sublease without Sublessor's consent, without any right of Sublessor to participate in the profit from, any transfer to a subsidiary, affiliate, franchisee, division or corporation controlled or under common control with Sublessee (each an "Affiliate"). Except as set forth in the preceding sentence, Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of both Sublessor and Lessor, which consent may be withheld for any commercially reasonable purpose.

          11.2 Conditions to Consent. As conditions to Sublessor's prior written consent as provided for in this Section 11: (a) the transferee(s) shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Sublease; (b) Sublessee shall deliver to Sublessor, promptly after execution, an executed copy of each transfer instrument and an agreement of said compliance by each transferee, and (c) Sublessee shall pay to Sublessor fifty percent (50%) of all profits from the transfer determined by deducting from the total consideration paid directly or indirectly to or for the benefit of Sublessee or its designee for Sublessee's interest in this Sublease: (i) the sums payable by Sublessee under this Sublease; and (ii) the reasonable costs of effectuating and performing the transfer incurred by the Sublessee including but not limited to alteration costs, brokerage commissions, attorney's fees and vacancy costs for the time between sublease execution and Rent commencement. For purposes of determining all profits from the transfer, substance shall control over form such that Sublessor may ignore any attempt by Sublessee to inflate the purchase price of any other assets transferred in an attempt to conceal the profit on the transfer of the Sublessee's interest in this

14 - SUBLEASE

      Sublease. Sums payable hereunder shall be paid to Sublessor as and when paid by the transferee to Sublessee. In the event Sublessee rents or sells furniture or equipment to the sub-sublessee at fair market value, the proceeds shall not be included in the profit sharing with Sublessor.

          11.3 Failure to Respond. If Sublessor does not respond within fifteen (15) days to Sublessee's request for consent under this Section, which request shall include the text of this sentence, Sublessor shall be deemed to have granted its consent to the transfer.

      12. Purchase Option.
          ---------------

          12.1 Exercise of Option. Sublessee shall have the option to purchase the Master Premises upon the same terms and conditions as set forth in
     Section 2.5 of the Master Lease with respect to Sublessor's option to purchase the Master Premises from the Lessor, except that the Sublessee's purchase price for the Master Premises shall be the greater of: (i) the fair market value of the Master Premises; or (ii) the purchase price to be paid by Sublessor under Section 2.5 of the Master Lease, plus all of Sublessor's costs of purchasing the Master Premises, including, but not limited to, legal fees, real estate commissions and closing costs. Sublessee shall give Sublessor twelve (12) months' notice of Sublessee's intention to exercise its purchase option. Sublessor shall have no duty to exercise its purchase option under the Master Lease unless and until Sublessee shall have placed in escrow all items necessary to close the purchase of the Master Premises, including but not limited to documents, funds, and irrevocable escrow instructions. If Sublessee purchases the Master Premises when more than five years remains on the term of the Master Lease, then upon and by operation of the closing of such purchase, this Sublease shall be automatically converted into a lease back to the Sublessor of all the office space in the Building which was not a part of the Sublessee's Premises immediately prior to its purchase of the Master Premises and which Sublessee does not wish to occupy immediately after it's purchase of the Master Premises. If Sublessee purchases the Master Premises when less than five years remains on the term of the Master Lease, then such lease back shall be optional for the Sublessor, such option to be exercised no less than 180 days prior to the closing date of such purchase. Such lease back to Sublessor shall be on the same terms and conditions as this Sublease (except as stated below), including but not limited to the same rental rate per rentable square foot, such that all the rights and obligations of Lessor under the Master Lease and Sublessor under this Sublease shall be combined in Sublessee as a direct lessor, and such that Sublessor shall have all the rights and obligations of the Sublessee but as a direct lessee and not as a sublessee. The lease back shall be subject to the following exceptions from the rights and obligations of this Sublease:
     (i) Sublessee shall have the right to terminate such lease back either entirely or one floor at a time upon 365 days' written notice, but only for the purpose of occupying such space for its own use and not for reletting such space to third parties; and (ii) Sublessor shall not have any option to purchase the Master Premises from Sublessee nor any right to expand the premises it leases back from Sublessee. Upon the request of either party, the other party shall execute and deliver a restated lease document for such lease back of space after the purchase of the Master Premises provided such restated lease is consistent with the foregoing provisions.

          12.2 Fair Market Value. As used in the preceding paragraph, the term "fair market value" means the price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (a) buyer and seller are typically motivated; (b) both parties are well informed or well advised, and acting in what they consider their best interests; (c) a reasonable time is allowed for exposure in the open market; (d) payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and (e) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

          12.3 Termination of Option. In the event Sublessor receives a bonafide offer to purchase the Building which is acceptable to Sublessor from a third party and gives a copy of such offer to Sublessee then Sublessee shall have thirty (30) calendar days in which to elect whether to exercise its

15 - SUBLEASE

     Option to purchase the Building, and in the event it does so, the purchase price offered by such third party shall be Sublessee's purchase price under this Option. For the purposes of this paragraph, a bonafide offer means an offer from a third party who is independent of either party to this Sublease and who is ready, able and willing to purchase the Building pursuant to the terms of the offer presented, which purchase, in substance, would be what is commonly referred to as an arms length transaction. If Sublessee fails to so exercise its option by such deadline then the option shall terminate and be of no further force nor effect provided the third party purchase and sale is completed pursuant to the offer. If that transaction fails to close and is terminated then the Option shall revive and continue.

         12.4 Arbitration. If the parties cannot agree on the fair market value of the Master Premises, the matter shall be submitted to final and binding arbitration as set forth below.

               12.4.1    General.  Either party may at any time request final
                         -------
     and binding arbitration of the fair market value of the Master Premises. The party requesting arbitration shall do so by giving notice to that effect to the other party, and the fair market value shall be determined in the City of Portland, Oregon, by a single arbitrator if the difference between the parties' assertions of fair market value is less than $100,000.00, and by three arbitrators for any dispute in excess of such amount, in accordance with the rules then pertaining to the American Arbitration Association. All arbitrators shall be licensed attorneys having at least 10 years experience with similar transactions. Each party shall submit its position to the arbitrator(s) and the arbitrator(s) shall only have jurisdiction to choose the entire position of one (1) of the parties as the prevailing position. The determination in such arbitration may be enforced on the application of either party by the order of judgment of a court of competent jurisdiction. The fees and expenses of any arbitration including attorneys' and experts' fees shall be borne by the losing party.

               12.4.2    Governing Rules; Preservation of Remedies. The
                         -----------------------------------------
     arbitrator(s) shall determine the value in accordance with the substantive law of the state of Oregon. The arbitrator(s) shall have no authority nor jurisdiction to award any damages or any other remedies beyond those which could have been awarded in a court of law if the parties had litigated the claims instead of arbitrating them. The parties shall not assert any claim for punitive damages except to the extent such awards are specifically authorized by statute. If the Federal Arbitration Act, Title 9 of the United States Code, is applicable to this transaction, it shall be controlling in any judicial proceedings and in the arbitration itself as to issues of arbitrability and procedure.

               12.4.3    Miscellaneous Arbitration Provisions. The parties shall
                         ------------------------------------
     use their best efforts to complete any arbitration within sixty (60) days of the filing of the dispute. The arbitrator(s) shall be empowered to impose sanctions for any party's failure to do so. The provisions of this arbitration provision shall survive any termination, amendment, or expiration hereof unless the parties otherwise expressly agree in writing. If any provision of this arbitration program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable.

          13.  Insurance. Sublessor shall fulfill the insurance obligations of
               ---------
     the Tenant under the Master Lease. Sublessee may self-insure its own risks; provided that upon request Sublessee shall deliver to Sublessor reasonably satisfactory evidence of its ability to self insure; and provided further that any other provisions of this Sublease affected by the Sublessee's insurance, such as indemnity provisions, shall be interpreted and applied in such a manner as to avoid any adverse effect on the Sublessor by allowing Sublessee to self insure. This right to self-insure is personal to the Sublessee named herein (and its Affiliate), shall only exist so long as the Sublessee named herein (or its Affiliate) is in actual occupancy of the entire Premises, and shall only apply so long as Sublessee is not in default under this Sublease. Anything to the contrary in this Sublease notwithstanding, neither party, nor its officers, directors, employees nor agents, shall be liable to the other party nor to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property normally covered under an all risk policy of property insurance or under workers' compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. If Sublessee chooses or is required to use third-party insurance, Sublessee shall maintain at all times during the term of this Sublease comprehensive general liability insurance in respect of the Premises and the conduct or operation of

16 - SUBLEASE
     business therein, with Sublessor, its property manager, if any, Lessor and any mortgagee whose name and address shall previously have been furnished to Sublessee, as additional insureds to the extent of the insurance coverage required hereunder, with Five Million and No/100 Dollars ($5,000,000.00) minimum combined single limit coverage, or its equivalent. Sublessee shall deliver to Sublessor ACORD Form 25-S certificates of insurance issued by the insurance company or its authorized agent, at least ten (10) days before the first Commencement Date hereunder. Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Sublessee shall deliver to Sublessor such renewal certificate at least thirty (30) days before the expiration of any existing policy. All insurance policies required to be carried by Sublessee hereunder shall be issued by responsible insurance companies authorized to issue insurance in the State of Oregon rated B VII or higher by Best's Insurance Rating Service.

          14.  Rules.  Sublessee shall faithfully observe and comply with any
               -----
     rules and regulations from time to time established by Sublessor by written notice to Sublessee and all reasonable modifications thereof and additions thereto. Sublessor shall not be responsible for the nonperformance by any other Sublessee or occupant of the Building of any said rules and regulations but Sublessor shall use reasonable efforts to remedy any violation of the rules and regulations applicable to any other Building occupant upon Sublessee's request. Sublessor shall not grant variances from the rules and regulations unless there is a reasonable basis to do so.

          15.  Access to Premises.  Sublessor reserves, and shall at all
               ------------------
     reasonable times have, the right to re-enter the Premises upon 24 hours' prior notice to Sublessee (except in an emergency) to inspect the same, to supply janitor service and any other service to be provided by Sublessor to Sublessee, to show or to allow Lessor to show the Premises to prospective purchasers, mortgagees or tenants, to post notices of nonresponsibility, and to alter, improve or repair the Premises and any portion of the Building of which the Premises are a part. Any such work shall be without abatement of Rent provided the work is necessary to comply with governmental requirements or is reasonably necessary to keep the Building in the condition required by this Sublease. For such purpose, Sublessor may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed, provided that entrance to the Premises shall not be blocked thereby, and further provided that the business of Sublessee shall not be interfered with unreasonably. Sublessee hereby waives any claim for damages for any injury or inconvenience to or interference with Sublessee's business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by Sublessor's conduct pursuant to this Section, except to the extent Sublessor fails to use reasonable efforts to minimize any interference. For each of the purposes stated in this Section, Sublessor shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Sublessee's vaults and safes or special security areas (designated in advance). Sublessor shall have the right to use any and all means which Sublessor may deem necessary or proper to open all doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to any portion of the Premises obtained by Sublessor by any such means, or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Sublessee from all or part of the Premises. Sublessor shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Sublessee, to change the arrangement and/or location of entrances, lobbies, parking facilities, passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. Sublessor shall reimburse Sublessee for any reasonable expenses incurred by Sublessee due to any change in the Building's name, number or designation unless such change in mandated by a governmental entity having jurisdiction over the Building.

          16.  Notice of Occurrences.  Sublessee shall give prompt notice to
               ---------------------
     Sublessor of: (i) any occurrence in or about the Premises for which Sublessor might be liable; (ii) any fire or other casualty in the Premises;
     (iii) any damage to or defect in the Premises including the fixtures, equipment and appurtenances thereof, for the repair of which Sublessor might be responsible; and (iv) damage to or defect in any part or appurtenances of the Building's sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Premises or any part thereof.

17 - SUBLEASE

        17. Other Provisions of Sublease. All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except as set forth herein and except for the following: Sections 2.5, 4.2, 5.2, 7.1, 7.2 (b)
     (iv), 7.2 (c) (iv), 7.2 (e), 7.3, 10.9, 10.10, 10.11 and 10.12 are not
     applicable. Sublessee assumes and agrees to perform the lessee's obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount Rent is paid to Sublessor in accordance with Section 7 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall use reasonable efforts in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for all damages suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

          18.  Attorneys' Fees.  If Sublessor or Sublessee shall commence an
               ---------------
     action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys' fees; on appeal or in arbitration.

          19.  Notices.  All notices and demands which may or are to be required
               -------
     or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

               To Sublessor at:  PG&E Gas Transmission, Northwest
                                 2100 SW River Parkway
                                 Portland, Oregon 97201
                                 Attn.: Assistant General Counsel

               With a copy to:   Schwabe, Williamson & Wyatt
                                 1211 SW Fifth Avenue, Suite 1700
                                 Portland, Oregon 97204
                                 Attn.: Terry C. Hauck

               To Sublessee at:  Enron Communications, Inc.
                                 2100 SW River Parkway
                                 Portland, Oregon 97201
                                 Attn.: Ervin Gruia

               With a copy to:   Enron Realty Advisors, Inc.
                                 1400 Smith Street, Suite 469
                                 Houston, Texas 77002
                                 Attn.: Lance McCarthy

          20.  Brokers.  The parties hereto covenant, warrant and represent that
               -------
     no broker except Sanford W. Criner, Jr. of Trione & Gordon, L.L.P. and Chris Johnson of Norris, Beggs & Simpson, on behalf of Sublessor, and Craig
     R. Reinhart of Corporate Realty Advisors/CRESA and Lance McCarthy of

18 - SUBLEASE

     Enron Realty Advisors, Inc., on behalf of Sublessee (the "Brokers") was instrumental in bringing about or consummating this Sublease and that neither party had any conversations or nor negotiations with any broker except the Brokers concerning the subleasing of the Premises. The parties hereto agree to indemnify each other against any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of any conversations or negotiations had by such party with any broker other than the Brokers. Sublessor shall pay any brokerage commissions due to Trione & Gordon, L.L.P., Norris, Beggs & Simpson, Corporate Realty Advisors/CRESA and Enron Realty Advisors, Inc as per a separate agreement between Sublessor and such Brokers.

          21.   Force Majeure.  The obligations of the parties hereunder shall
                -------------
     be in no way affected, impaired or excused, nor shall a party have any liability whatsoever to the other, because:

                21.1 such party is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Sublease by reason of strike, other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Sublessor's reasonable control; or

                21.2 of any failure or defect in the supply, quantity or character of electricity, water or other utilities furnished to the Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water, or for any other reason whether similar or dissimilar, beyond Sublessor's reasonable control.

               In no event shall this provision excuse Sublessee's obligation to pay Rent.

          22.  Warranty by Sublessor. Sublessor warrants and represents to
               ---------------------
     Sublessee that- the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

         23.  Consent by Lessor and State. THIS SUBLEASE SHALL BE OF NO FORCE OR
              ---------------------------
     EFFECT UNLESS CONSENTED TO BY LESSOR WITHIN 10 DAYS AFTER EXECUTION HEREOF, AND BY THE STATE OF OREGON (BUT ONLY AS TO THE SURFACE PARKING RIGHTS DESCRIBED IN SECTION 9.3) WITHIN THE SAME TIME PERIOD.

     SUBLESSOR:                              SUBLESSEE:

     PG&E GAS TRANSMISSION, NORTHWEST        ENRON COMMUNICATIONS, INC.
     CORPORATION, a California corporation   an Oregon corporation


     By:    _____________________            By:    ___________________
     Name:  _____________________            Name:  ___________________
     Title: _____________________            Title: ___________________

     LESSOR:

     GIC DEVELOPMENT 94-I, L.L.C.,
     an Oregon limited liability company


     By:    ______________________________
     Name:  ______________________________
     Title: ______________________________

19 - SUBLEASE

                                   Exhibit A

                                     Lease

1- SUBLEASE

                                   Exhibit B

                            Floor Plans for Premises

1 - EXHIBIT B

                                   Exhibit C

                       Exclusions from Operating Expenses


     The following costs shall not be included in operating expenses or passed on to Sublessee:


     1. Costs associated with operation of the business of the ownership or entity which constitutes "Sublessor," as distinguished from the costs of building operations, including, but not limited to, partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Sublessee may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Sublessor's Interest in the Building, costs of any disputes between Sublessor and its employees (if any) not engaged in Building operation, disputes of Sublessor with Building management, or outside fees paid in connection with disputes with other tenants;

    2. Costs incurred in connection with the original construction of the Building or in connection with any major change in the Building, including but not limited to the addition or deletion of floors;

    3. Costs of alterations or improvements to the Premises or the premises of other tenants except as expressly provided in the Sublease;

    4. Depreciation, interest and principal payments on mortgages, and other debt costs, if any, except as expressly provided in the Sublease;

    5.  Costs of replacing any major mechanical systems serving the Building;

    6.  Costs of capital repairs to the roof;

    7. Legal fees, space planners' fees, real estate brokers' leasing commissions, and advertising expenses incurred in connection with the original development or original leasing of the Building or future leasing of the Building;

    8. Costs for which Sublessor is reimbursed by its insurance carrier or any tenant's insurance carrier;

    9.  Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

   10. The expenses of extraordinary services provided to other tenants in the Building;

   11.  The wages of any employee for work not performed for the Building;

   12. Fines, penalties, and interest, except as expressly provided in the Sublease;

   13. Any recalculation of or additional Operating Expenses actually incurred more than four (4) years prior to the year in which Sublessor proposes that such costs be included;

   14. Capital expenditures required by Sublessor's failure to comply with laws enacted on or before the date the Building's Temporary Certificate of Occupancy is validly issued, except to the extent of savings resulting therefrom and except for ordinary compliance matters;

   15. Costs incurred by Sublessor with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Sublessor is entitled to reimbursement from third parties for such costs;

1 - EXHIBIT C

   16. Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

   17. Costs of a capital nature including, without limitation, capital improvements and replacements, capital repairs, capital equipment and capital tools, under generally acceptable accounting principles, except as expressly provided in the Sublease;

   18. Expenses in connection with services or other benefits which are not provided to Sublessee or for which Sublessee is charged directly but which are provided to another tenant or occupant of the Building;

   19. Overhead and profit increment paid to Sublessor or to subsidiaries or affiliates of Sublessor for services in the Building to the extent the same exceeds the costs of such services rendered by unaffiliated third parties on a competitive basis;

   20. Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Sublessor, in or about the Project;

   21. Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

   22. All items and services for which Sublessee or any other tenant in the Building reimburses Sublessor or which Sublessor provides selectively to one or more tenants (other than Sublessee) without reimbursement; and

   23. Costs for services which are not typically provided to tenants in other Class A buildings unless Sublessee has accepted the services without objection.

It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Sublessor or Sublessor's managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building. Sublessor shall make payments for goods, utilities and services in a timely manner to obtain the maximum possible discount. If capital items which are customarily purchased by landlords of Class A buildings are leased, rather than purchased, by Sublessor, the decision by Sublessor to lease the item in question shall not serve to increase Sublessee's proportionate share of Operating Expenses beyond that which would have applied had the item in question been purchased. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Sublessor shall use its best efforts to affect an equitable proration of bills for services rendered to the Building and to any other property owned by Sublessor. Sublessor agrees to keep books and records showing the Operating Expenses in accordance with Generally Accepted Accounting Principles consistently maintained on a year-to-year basis.

2 - EXHIBIT C

                                   Exhibit D

                            Cleaning Specifications


I. Common Areas on Tenant-Occupied Floors.
   --------------------------------------

     A. Nightly Specifications.

        1.   Vacuum all carpets.

        2. Dust mop all resilient and composition floors with treated dust mops. Damp mop to remove spills and water stains as required.

        3. Remove all trash from floors to the designated trash areas and break down cardboard for recycle bin.

        4. Remove fingerprints, dirt smudges, graffiti, etc., from all doors, frames, glass partitions, windows, light witches, walls, elevator door jambs and elevator interiors.

        5.   Clean, sanitize and polish drinking fountains.

        6.   Clean and polish all bright work.

        7.   Spot clean all carpets, resilient and composition floors.

        8. Check for burned out lights and report them to supervisor. Janitorial supervisor to leave list of burned out lights for Management in nightly book.

        9. Clean and spray buff all building standard resilient and/or composition flooring.

        10.  Service all walk-off mats.

        11. Sweep all vinyl composition tile corridors with approved chemical treated cloth. Spot clean as necessary.

     B. Weekly Specifications.

         1.  Clean and polish all metal door thresholds.

         2.  Dust all vinyl base.

         3.  Edge all carpeted areas.

         4.  Dust inside of all doorjambs.

         5. Dust all low and high reach areas - baseboards, windowsills, door louvers, wood paneling, molding, etc.

     C. Periodic Specifications.

         1. Sweep and damp mop all uncarpeted service stairwells six times per year.

         2. Apply wax to and buff all resilient and/or composition flooring monthly.

1 - EXHIBIT D

         3. Strip and re-wax all standard resilient and/or composition flooring two times per year.

II. Restroom Service.
    ----------------

     A. Nightly Specifications.

          1. Stock all restrooms with supplies from the building stock, including paper towels, toilet tissue, seat covers, and liquid soap (sanitary napkins and tampons to be stocked by building personnel). Building stock is not to be used for cleaning purposes.

          2. Wash and polish all mirrors, dispensers, faucet, plumbing fixtures, flushometers, and bright work with non-scratch disinfectant cleaners.

          3. Wash and sanitize all toilets, toilet seats (both sides), urinals and sinks with non-scratch disinfectant cleaner. Wipe dry all sinks.

          4.  Remove stains, scour toilets, urinals, and sinks as required.

          5.  Mop all restroom floors with disinfectant germicidal solution.

          6.  Remove all restroom trash from building.

          7. Spot clean fingerprints, marks and graffiti from walls, partitions, glass, aluminum and light switches as required.

          8. Dust all low reach and high reach areas including but not limited to structural ledges, mirror tops, partition tops and edges, air conditioning diffusers and return air grills.

          9. Wipe down all tile walls and metal partitions. Partitions shall be left in an un-streaked condition after this work.

          10. Clean all ventilation grills.

          11. Dust all doors and doorjambs.

          12. Thoroughly clean all ceramic tile floors and walls.

          13. Empty and clean sanitary disposal receptacles.

          14. Clean and wash waste receptacles and dispensers.

          15. Wash tile wall/granite surfaces subject to splashing.

          16. Report all mechanical deficiencies (i.e. dripping faucets, running toilets, etc.) to Management in nightly book.

     B. Weekly Specifications.

          1.  Clean and wash all partitions.

     C. Periodic Specifications.

          1.  Scrub floors as necessary but not less than once every two weeks.

          2. Hand dust, clean and wash all tile walls once each month, more often if necessary.

2 - EXHIBIT D

          3. High dusting to be done once each month which includes lights, walls and grills.

III. Elevator Lobbies and Public Corridors.
     -------------------------------------

     A. Nightly Specifications.

          1. Clean all chrome bright work including door hardware, kick plates, base, partition tips, hand rails, waste paper receptacles, drinking fountains, planters, elevator call button plates, hose cabinets, and visible hardware on the corridor side of tenant entry doors.

          2.  Vacuum all carpets and spot clean where necessary.

     B. Weekly Specifications.

          1. Spot clean all interior architectural aluminum finishes, including the corridor side of all tenant area window and doorframes and base.

          2.  Thoroughly clean all door saddles of dirt and debris.

          3.  Dust and clean fire extinguisher boxes, including inside ledge.

     C. Periodic Specifications.

          1.  Thoroughly wash all tenant doors as needed, at a minimum monthly.

          2. Clean all glass, including low partitions, mirrors, and the corridor side of all windows, and glass doors to tenant premises monthly.

IV. Entrance Lobbies and Parking Lobbies.
    ------------------------------------

     A. Nightly Specifications. The entrance lobbies and parking lobbies are to be kept neat and clean at all times and the following minimum nightly cleaning operations shall be maintained to attain this effect.

          1. Empty and damp wipe and dry all garbage cans and ashtrays. Wash interior of metal ash trays with a disinfectant solution to prevent any foreign odors and screen sand urns. This includes the exterior cans/ashtrays on the parking levels.

          2. Damp wipe and dry all metal plant containers - polish as necessary.

          3.  Damp wipe and dry all elevator starter panels.

          4.  Clean all interior and exterior doors.

          5.  Vacuum all carpeting - spot clean as necessary.

          6.  Remove any graffiti matter.

          7.  Remove gum from carpeting and/or any other location.

     B. Weekly Specifications.

          1.  Vacuum all furniture in seating areas.

3 - EXHIBIT D

     C. Periodic Specifications.

          1. Dust walls in parking lobbies and wash monthly.

          2. High dust and wash as necessary all electrical and A/C diffusers quarterly.

          3. Dust and wipe clean lobby aluminum ceilings once per year.

V. Elevators.
   ---------

     A. Nightly Specifications.

          1. Vacuum carpets of all elevators remove spots as necessary.

          2. Wipe down panels of elevator cabs and remove any graffiti.

          3. Wipe down all metal in cab, indicators, elevator doors, using an approved cleaner.

          4. Vacuum clean lobby elevator saddles and tracks.

          5. Clean light bulbs in elevators.

     B. Weekly Specifications.

          1. Clean door saddles and frames on floors above lobby and vacuum tracks as necessary.

          2. Polish panels of elevator cabs.

VI. Premises.
    --------

     A. Nightly Specifications.

          1. Damp mop all vinyl tile and other types of un-waxed floorings.

          2. Sweep all vinyl composition tile, and similar types of flooring using an approved chemically treated cloth.

          3. Vacuum all rugs and carpeted areas. Sweep all private stairways and vacuum if carpeted.

          4. Hand dust and wipe clean with damp or chemically treated cloth all furniture (detailing desks and credenzas), fixtures, windowsills, converter enclosure tops and wash said sills and tops as necessary.

          5. Dust all chair rails, trim, etc.

          6. Remove all gum and foreign matter on sight. Spot clean resilient floor and carpeting as necessary.

          7. Empty and clean all waste receptacles and remove wastepaper and waste materials to a designated area.

          8. Damp dust interiors of all waste disposal receptacles.

          9. Empty and wipe clean all ashtrays and screen all sand urns.

          10. Wash clean all water fountains and water coolers.

4 - EXHIBIT D

          11. Clean all glass furniture tops and clean all partition vision glass.

          12. Remove hand marks on elevator hatchway doors.

          13. Wipe clean all bright work.

          14. Wash, spray buff, and dust mop all flooring in traffic and pivot points.

          15. Refreshment center areas - wipe clean all dispensing machines, empty, clean all waste receptacles and dust underneath vending machines.

          16. Dust tenant cabinetry.

          17. Move and vacuum underneath all furniture that can be moved.

     B. Weekly Specifications.

          1. Hand dust all door louvers and other ventilating louvers within reach.

          2.  Dust all baseboards.

          3. Spot clean soil and finger marks from painted or washable surfaces.

          4.  Dust all lampshades.

          5.  Dust clothes closets, shelving, and coat racks.

     C. Periodic Specifications.

          1. Wash floors in public and private stairwells throughout the building every other month.

          2. Dust all picture frames, charts and similar hangings which were not reached in nightly cleaning quarterly.

          3. Dust all vertical surfaces such as walls, partitions, doors and other surfaces not reached in nightly cleaning quarterly.

          4.  Dust exterior of lighting fixtures quarterly.

          5. Dust all air conditioning louvers, grills, etc., and surrounding areas not reached in nightly cleaning quarterly.

          6. Clean all interior window metal and other unpainted interior metal surfaces of the perimeter walls once per year using a metal cleaning product.

VII. Public Areas.
     ------------

     A. Police all public and private stairwells throughout the entire building and keep in clean condition, sweep and mop, as necessary, but at least six times yearly.

     B. Inspect and keep clean firehoses, extinguishers, and similar equipment as necessary, but at least once per week.

     C. High dust all necessary areas quarterly.

5 - EXHIBIT D

VIII. Building Service Areas.
      ----------------------

   A. Keep janitorial and service closets in neat and clean condition at all times. Keep wastepaper, cardboard and rubbish, etc., stored in approved receptacles or assigned rooms. Keep floors, walls and doors clean of grease, oil and other stains.

   B. Slop sinks are to be cleaned after use. Mops, rags, and equipment are to be cleaned and stored accordingly.

   C. Electric and telephone closets and storerooms are to be kept free from debris and material. Floors are to be swept weekly and washed at least six times yearly. Report storage of extraneous material and equipment to Building Management in nightly book.

6 - EXHIBIT D

                                Lessor's Consent


The STATE OF OREGON, by and through its DEPARTMENT OF TRANSPORTATION, as "Lessor," and GIC DEVELOPMENT 94-I, L.L.C., an Oregon limited liability company, as "Lessee," entered into an Air Space Lease dated April 29, 1994 (the "Lease"), pursuant to which Lessor leased to Lessee, for ground level vehicular parking purposes, certain real property located in Portland, Multnomah County, Oregon more particularly described in the Lease (the "Premises"). Section 18 of the Lease provides that the Lessee shall not assign the Lease or sublet the Premises without written consent of the Lessor. The Lessor hereby consents to the sublease by PG&E GAS TRANSMISSION, NORTHWEST CORPORATION, a California corporation (formerly known as Pacific Gas Transmission Company) to ENRON COMMUNICATIONS, INC., an Oregon corporation, of the Premises for ground level vehicular parking purposes as set forth in the Lease. This consent shall not be construed as an amendment of the Lease and does not constitute a consent to any other assignment or sublease of the Premises.


The STATE OF OREGON, by and through its
DEPARTMENT OF TRANSPORTATION


By:    ______________________________
Name:  ______________________________
Title: ______________________________